UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Filed by The Empire District Electric Company

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: The Empire District Electric Company

Commission File No.: 1-3368

The following is a script of a call on February 9, 2016 with the department heads of The Empire District Electric Company:

Department Head Call Script Empire and Liberty Utilities Merger Agreement February 9, 2016

Good afternoon,

Today we have announced an agreement and Plan of Merger under which Empire will merge with Liberty Utilities Central, a subsidiary of Liberty Utilities Co., the US subsidiary of Algonquin Power & Utilities Corporation.

As you know, in December we announced the Board of Directors was evaluating strategic alternatives.  As a result of our financial strength and the operating expertise of our employees we were able to secure a transaction that will benefit our employees, shareholders, customers and communities.

We are pleased to have reached an agreement that will preserve the Empire brand, maintain all of our current operations, staff, community presence and Joplin corporate headquarters.  Together with Liberty and Algonquin, Empire will be better positioned to build on our success in making lives better every day with reliable energy and service.

The executive leadership team will begin holding employee meetings today and over the next several days to provide as much information as possible to our employees.  Here are some of the key factors we want you to know.

•                  Joplin will be the headquarters for Liberty Utilities Central Region operations

•                  Liberty Central will be a subsidiary of Liberty Utilities, which will cover Arkansas, Iowa, Illinois, Kansas, Missouri, Oklahoma and Texas, serving approximately 320,000 customers.

•                  Following closing, Empire senior leadership will lead the Liberty Central operations in the region

•                  I will assume the role of President & CEO of Liberty Central

•                  The Empire brand will be maintained for no less than 5 years after close

•                  And our shareholders will receive $34 per share for their stock at the time of closing

Most importantly, Liberty and Algonquin are committed to retaining Empire employees.  And just as important, we will continue to provide service to our customers.

Some of you may have heard of Algonquin.  They are based in Oakville, Ontario and their business model has been acquiring small regulated utilities and keeping them in place.  They have three primary operating groups:

•                  A US Distribution Group (Liberty Utilities) which operates regulated water, electric and natural gas utilities and serves 560,000 customers in eleven seven states and has 1450 employees.

•                  A Non-regulated Generation Group which includes wind, solar, hydro and natural gas generation with a total installed capacity of 1,050 MWs.

•                  A Transmission Group which invests in electric transmission and gas pipeline systems in the US and Canada.

You may ask why the Board of Directors decided to evaluate strategic alternatives and why they have agreed to the merger.  The answer is our Board has a fiduciary responsibility to our shareholders.  To fulfill that duty, we are always looking to maximize value for our shareholders (which includes many of our employees, retirees and community members).  That includes proactively searching out solutions to industry trends such as:  lower customer growth and changing environmental regulations. And also to more effectively capitalize on the growth and development opportunities they provide.

The merger is good for both organizations.  It adds scale for both companies thus providing opportunities to pursue efficiencies, leverage best practices and enhance service offerings.  Also, Empire customer rates will remain unaffected.  In addition, the expertise of Empire’s employees in regulated utility operations is a benefit that Algonquin recognizes along with our strong reputation for delivering excellent service.  Together with Algonquin’s expertise in developing and operating renewable power projects, our employees and customers will benefit from growth opportunities in both renewable and regulated businesses.

As I mentioned earlier, Empire staff will be maintained to operate the current business.  We’ll also have the opportunity for new or expanded roles with the growth of the organization.  Wages and benefits will remain substantially the same or better for two years after the transaction closes.  Following that two-year period, for the next three years, wages and benefits will be no less favorable than those for similarly situated employees across the combined organization.  Also, policies and agreements, including the Union contract, will be honored and employees will retain credit for their years of service.

In addition, post-retirement benefits will not be amended in a materially adverse manner for at least three years.  After that period, they will be no worse than similarly situated across the combined organization.  It is important to note that any pension benefits accrued to date are protected by Federal law.

Our shareholders will receive $34 in cash per share for each share of stock they hold at closing, representing a premium of approximately 50% of the unaffected stock price of $22.65 on December 10, 2015.  401k plan stock will be converted to cash at time of close as well and employees will determine their new 401k investment elections.  Scheduled purchases through the Employee Stock Purchase Plan will be issued as scheduled in May 2016.

For our customers, very little will change.  They will continue to receive the excellent service they have come to expect from experienced Empire employees.  They will receive the benefit of costs shared and efficiencies gained as part of a larger organization.  Also, they will see Empire continue its current level of involvement and charitable support for our local communities.

It is important that we continue with business as usual.  We will continue to provide the tools and workforce to meet the needs of our customers as we have in the past.  We will continue to evaluate open positions, just as we always have, and reallocate resources to ensure operational efficiency when necessary.  To be clear, we will remain focused on all current projects and initiatives.  We must remain focused on ensuring continuous improvement, a positive experience for our customers and our communities, regulatory compliance and an unwavering commitment to safety.

The next step in this process is to obtain approval from our regulators (in Missouri, Kansas, Oklahoma, Arkansas, FERC and various other Federal clearances).  Regulatory approvals typically take 9 to 18 months.  Filings will begin over the next couple of months.  Approval from our shareholders is also required.  A proxy statement describing the transaction in greater detail and recommending shareholders vote in favor of the merger will be filed with the SEC in approximately 60 days.

Once all approvals are in place, a closing date will be established and the Empire District shares will be purchased at $34 per share on that date.

If approval is not granted, the agreement will be terminated.  Regardless of the outcome we will continue to serve our customers.

It is our goal to keep employees as informed as possible.  However, as we move through this process, it is important to remember, we must strictly adhere to SEC regulations for the disclosure of certain information related to the proposed merger.  All communications documents, including the script I am using today, must be filed with the SEC.  As we, and you, communicate with employees and others we must stick to the factual information that has been published and filed with the SEC, such as the news release, this script, the employee meeting presentation and the information guide we will make available to employees.

We will conduct periodic employee meetings to provide updates and answer questions.  We will also provide information through our normal communication channels including the Eportal and Dispatch.  Please watch these channels for updates and always know that your leadership team has an open door to help provide you with available information.

In closing, please remember we must continue our focus on performing our jobs safely and carrying out our mission:  Making lives better every day with reliable energy and service. Your management team and more importantly, our employees and our customers, need your leadership during this time of transition and I have no doubt you will rise to the occasion, just as you always have.

Thank you for the service and commitment you provide to Empire and to our customers.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of Empire for their consideration.  In connection with the transaction, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed transaction. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801.

Participants in the Solicitation

Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire shareholders in connection with the proposed transaction. Information about Empire’s directors and executive officers is available in Empire’s definitive proxy statement, filed on March 18, 2015, in connection with its 2015 annual meeting of shareholders, and in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.